Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of May 1, 2010 (the “Effective Date”), by and among Westwood Holdings Group, Inc., a Delaware corporation (the “Company”), and Brian O. Casey (“Executive”).

RECITALS

WHEREAS, the Executive currently serves as President and Chief Executive Officer of Westwood Holdings Group, Inc.;

WHEREAS, the Company desires to enter into an Executive Employment Agreement with the Executive;

NOW THEREFORE, the parties agree as follows:

1. Term. Subject to earlier termination as provided herein, the Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company, commencing on the Effective Date and ending on April 30, 2015. The term of Executive’s employment as provided in this Section 1 shall be hereinafter referred to as the “Term.”

2. Duties.

(a) Executive’s Positions and Titles. Executive’s positions and titles shall be President and Chief Executive Officer.

(b) Executive’s Duties. The duties and responsibilities of Executive are and shall continue to be of an executive nature as shall be required by the Company in the conduct of its business and shall include the performance of such lawful and reasonable duties and responsibilities as the Board of Directors (the “Board”) may from time to time assign to Executive consistent with Executive’s position(s) and shall include acting as president and chief executive officer for the Company’s business. Executive recognizes, that during the period of Executive’s employment hereunder, Executive owes undivided loyalty to the Company, and Executive will use his good faith efforts to promote and develop the business of the Company. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the goodwill pertaining thereto, Executive shall perform his duties under this Agreement professionally, in accordance with applicable laws, rules and regulations and such standards, policies and procedures established by Employer and the industry from time to time. Executive will not perform any duties for any other business without the prior written consent of the Compensation Committee, but may engage in charitable, civic or community activities, provided that such duties or activities do not materially interfere with the proper performance of Executive’s duties under this Agreement.

(c) Board Service. Executive will be nominated for reelection as a member of the Board at each annual meeting of stockholders during the period of Executive’s employment hereunder. If so elected, Executive agrees that he will serve as a member of the Board.

3. Compensation and Benefits.

(a) Base Salary. During the Term, Executive shall receive a base salary (“Base Salary”), paid in accordance with the normal payroll practices of the Company, at an annual rate of $500,000.00. The Base Salary shall be reviewed from time to time in accordance with the Company’s policies and practices, but no less frequently than once annually and may be increased, but not decreased (unless agreed to in writing by Executive), at any time and from time to time by action of the Board or the Compensation Committee. The term “Base Salary” shall include any such increases to the Base Salary from time to time.

(b) Annual Incentive Plan and Discretionary Bonus Awards. In addition to the Base Salary, Executive shall be eligible throughout the Term to receive performance based and discretionary bonuses as a participant in the Company’s Annual Incentive Plan and Discretionary Bonus Plan. The maximum bonus shall be 3% of the Company’s Adjusted pre-tax income and subject to meeting Company performance goals, as established by the Compensation Committee of the Board during the first quarter of each year. “Adjusted pre-tax income” will be determined based on the Company’s audited financial statements and comprises the Company’s income before income tax, increased by (i) the expense incurred for the year for the Annual Incentive Award to the Chief Executive Officer and Chief Investment Officer, (ii) the expense incurred for the year for Performance-Based Restricted Stock Awards to the Chief Executive Officer and Chief Investment Officer and (iii) the expense incurred for the year for incentive compensation for all of the Company’s other employees. Executive, as a condition of receiving payment of his award, shall be required to remain employed by the Company on the payment date.

(c) Long-Term Incentive Award. In addition to Base Salary and participation in the Annual Incentive Plan, Executive shall be granted an award of 175,000 shares of restricted stock, which shall vest in equal parts at the end of each year of the Term (35,000 per year) subject to performance vesting goals as established by the Compensation Committee of the Board during the first quarter of each year and in accordance with the Company’s Stock Incentive Plan (as amended and restated from time to time).

(d) Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in accordance with the policies and practices of the Company as in effect from time to time.

(e) Vacation. During the Term, Executive shall be entitled to paid vacation in accordance with the policies and practices of the Company as in effect from time to time with respect to senior executives employed by the Company, but in no event shall such vacation time be less than four (4) weeks per calendar year.

4. Termination.

(a) Disability. Either Executive or the Company may terminate Executive’s employment, after having established Executive’s Disability, by giving notice of his or its intention to terminate Executive’s employment. Executive shall be deemed to have a “Disability” for purposes of this Agreement if Executive has any medically-determinable physical or mental impairment that has lasted for a period of not less than six (6) months in any twelve (12) month period and that renders Executive unable to perform the essential functions required under the Agreement. Such determination shall be made by written certification (“Certificate”) of Executive’s Disability by a physician jointly selected by the Company and the Executive; provided that if the Company and Executive cannot reach agreement on appointing the physician, the Certification shall be determined by a panel of physicians consisting of one physician selected by the Company, one physician selected by the Executive and a third physician jointly selected by those two physicians.

(b) Cause.

(i) The Company may terminate Executive’s employment at any time for Cause as defined below.

(ii) For purposes of this Agreement, “Cause” means, with respect to Executive, the occurrence of any of the following events:

(A) Executive’s conviction for any felony or other serious crimes;

(B) Executive’s material breach of any of the terms of the Agreement or any other written agreement or material Company policy to which Executive and the Company are parties or are bound, if such breach shall be willful and shall continue beyond a period of twenty (20) days immediately after written notice thereof by the Company to Executive;

(C) Wrongful misappropriation by Executive of any money, assets, or other property of the Company or a client of the Company;

(D) Willful actions or failures to act by the Executive which subject the Executive or the Company to censure by the Securities and Exchange Commission as described in and pursuant to Section 203(e) or 203(f) of the Investment Advisers Act of 1940 or Section 9(b) of the Investment Company Act of 1940 or to censure by a state securities administrator pursuant to applicable state securities laws or regulations;

(E) Executive’s commission of fraud or gross moral turpitude; or

(F) Executive’s continued willful failure to substantially perform Executive’s duties under this Agreement after receipt of written notice thereof and an opportunity to so perform.

(iii) Cause shall be determined by the affirmative vote of at least seventy five percent (75%) of the members of the Board (excluding the Executive, if a Board member, and excluding any member of the Board involved in events leading to the Board’s consideration of terminating Executive for Cause). Executive shall be given twenty (20) days’ written notice of the Board meeting at which Cause shall be decided (which notice shall be deemed to be notice of the existence of Cause if Cause is then found to exist by the Board) and shall be given an opportunity, prior to the vote on Cause, to appear before the Board, with or without counsel at Executive’s election, to present arguments on his behalf. The notice to Executive of the Board meeting shall include a description of the specific reasons for such consideration of Cause. During the notice period described herein, the Company shall not be prevented or delayed in its ability to enforce the Restrictive Covenants contained herein.

(iv) For purposes of this Section 4(b), no act or failure to act, on the part of Executive, shall be considered willful if it is done, or omitted to be done, by him in good faith and with a reasonable belief that his action or omission was in the best interests of the Company.

(c) Good Reason.

(i) Executive may terminate Executive’s employment at any time for Good Reason, if:

(A) An event or condition occurs which constitutes any of (B) (1) through (B) (5) below; (2) Executive provides the Company with written notice that he intends to resign for Good Reason and such written notice includes (1) a designation of at least one of (B) (1) through (B) (5) below (the “Designated Section”) and (II) specifically describes the events or conditions Executive is relying upon to satisfy the requirements of the Designated Section(s); (3) as of the twentieth day following the date notice is given by Executive to the Company, such events or conditions have not been corrected in all material respects; and (4) executive’s resignation is effective within ninety (90) days of the date Executive first has actual knowledge of the occurrence of the first event or condition upon which Executive relies to satisfy any of the Designated Section(s).

(B) “Good Reason” shall mean the occurrence of any of the following without the express written consent of Executive:

1. any material breach by the Company of the Agreement (including any reduction in Executive’s Base Salary);

2. any material adverse change in the status, position or responsibilities of Executive, including a change in Executive’s reporting relationship so that he no longer reports to the Board, the removal from or failure to re-elect Executive as a member of the Board or if the Company becomes a wholly-owned subsidiary of another company, Executive serves only as an officer of the subsidiary company;

3. assignment of duties to Executive that are materially inconsistent with his position and responsibilities described in this Agreement;

4. the failure of the Company to assign this Agreement to a successor to the Company or failure of any such successor to the Company to explicitly assume and agree to be bound by this Agreement; or

5. requiring Executive to be principally based at any office or location more than twenty-five (25) miles from the current offices of the Company in Dallas, Texas.

In addition, following a Change of Control, Executive shall be considered to have “Good Reason” for termination if he voluntarily terminates his employment within the ninety-day period immediately following the date that is three (3) months following the Change of Control. A “Change of Control” shall mean (i) a merger or consolidation of the Company with or into another corporation (other than a merger undertaken solely in order to reincorporate in another state) immediately following which the beneficial holders of the voting stock of the Company immediately prior to such transaction or series of transactions do not continue to hold 50% or more of the voting stock (based upon voting power) of the Company or (A) any entity that owns, directly or indirectly, the stock of the Company, (B) any entity with which the Company has merged, or (C) any entity that owns an entity with which the Company has merged; (ii) a dissolution of the Company, (iii) a transfer of all or substantially all of the assets of the Company in one or more related transactions to one or more other persons or entities, (iv) a transaction or series of transactions that results in any entity, “Person” or “Group” (as defined below), becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, or (v) during any period of two (2) consecutive years commencing on or after January 1, 2010, individuals who, at the beginning of the period constituted the Company’s Board of Directors, cease for any reason to constitute at least a majority, unless the election of each director who was not a director at the beginning of the period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period; provided, however, that a “Change in Control” shall not be deemed to have occurred if the ownership of 50% or more of the combined voting power of the surviving corporation, asset transferee or Company (as the case may be), after giving effect to the transaction or series of transactions, is directly or indirectly held by (A) a trustee or other fiduciary under an employee benefit plan maintained by the Company, (B) one or more of the “executive officers” of the Company that held such positions prior to the transaction or series of transactions, or any entity, Person or Group under their control. As used herein, “Person” and “Group” shall have the meanings set forth in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and “executive officer” shall have the meaning set forth in Rule 3b-7 promulgated under such Act.

(d) Termination by Executive Without Good Reason. Executive may, at any time without Good Reason, with at least thirty (30) days’ prior notice, terminate this Agreement.

(e) Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause.

(f) Notice of Termination. Any termination of Executive’s employment by the Company for Disability or for or without Cause, or by Executive for Disability or for or without Good Reason, shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and specifies the Date of Termination (defined below); provided such Notice of Termination may be conditional if coupled with a notice of the Board’s consideration of “Cause” or Executive’s intention to resign for “Good Reason,” as the case may be, as provided above.

(g) Date of Termination. “Date of Termination” means the date Notice of Termination is given or any later date specified therein; provided, (i) any Notice of Termination pursuant to Section 4(a) shall be effective ninety (90) days after the date given, (ii) any Notice of Termination pursuant to Section 4(b) or Section 4(c) shall be effective not less than twenty (20) days after the date given, (iii) any Notice of Termination pursuant to Section 4(d) shall be effective not less than thirty (30) days after the date given, and (iv) in every other case any Notice of Termination shall be effective not more than fifteen (15) days after the date given. Executive’s Date of Termination shall be the date of his death, if applicable.

5. Obligations of the Company upon Termination. Executive’s entitlements upon termination of employment are set forth below and the terms related to Executive’s entitlement to severance and medical benefits post-employment are further summarized on Addendum A attached to this Agreement. Except to the extent otherwise provided in this Agreement, all benefits, including stock option grants, restricted shares and awards under the Long Term Incentive Programs, shall be subject to the Terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. For purposes of this Section 5, the term “Accrued Obligations” shall mean, as of the Date of Termination, (i) Executive’s full Base Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given (disregarding any reduction constituting Good Reason), to the extent not theretofore paid, (ii) the amount of any bonus, cash or incentive compensation earned (and so certified by the Compensation Committee, if applicable) (and not forfeited hereunder) by Executive as of the Date of Termination to the extent not theretofore paid, and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the Date of Termination to the extent not theretofore paid. For purposes of determining an Accrued Obligation under this Section 5, no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board or the Compensation Committee in accordance with the applicable plan, program or policy. Executive shall not be eligible under any severance plan or agreement of the Company except as set forth herein.

(a) Death. If Executive’s employment is Terminated by reason of his death, then this Agreement shall Terminate without further obligations by the Company to Executive’s legal representatives under this Agreement, except as set forth in this Section 5(a) or as contained in an applicable Company plan or program which takes effect at the date of his death, but in no event shall the Company’s obligations be less than those provided by this Agreement:

(i) Executive’s Accrued Obligations not theretofore paid;

(ii) from and after the Date of Termination, Executive’s surviving spouse, other named beneficiaries or other legal representatives, as the case may be, shall be entitled to receive those benefits payable to them under the provisions of any plan or program described in Section 3 above;

(iii) Executive’s eligible dependents shall receive continuation of medical benefits upon the same terms as exist immediately prior to the termination of employment (or, if such benefits are not available, the value thereof in cash) for the twelve (l2)-month period immediately following the Date of Termination, and at the end of such period, a COBRA qualifying event shall be deemed to occur; and

(iv) all unexercised stock options and all unvested restricted shares and other equity-incentive compensation awards theretofore granted to Executive shall be fully vested and exercisable in accordance with the terms of the applicable agreement and the Company’s Stock Incentive Plan (as amended and restated from time to time).

(b) Disability. If Executive’s employment is terminated by reason of Executive’s Disability, then Executive shall be entitled to receive as of the Date of Termination:

(i) Executive’s Accrued Obligations not theretofore paid;

(ii) disability benefits, if any, at least equal to those then provided by the Company to disabled executives and their families;

(iii) Executive and Executive’s eligible dependents shall be entitled to receive those benefits payable to them under the provisions of any applicable plan or program described in Section 3 and above and shall receive continuation of medical benefits upon the same terms as exist immediately prior to the termination of employment (or, if such benefits are not available, the value thereof in cash) for the twelve (12) month period immediately following the Date of Termination, and at the end of such period, a COBRA qualifying event shall be deemed to occur; and

(iv) all unexercised stock options and all unvested restricted shares and other equity-incentive compensation awards theretofore granted to Executive shall be fully vested and exercisable in accordance with the terms of the applicable agreement and the Company’s Stock Incentive Plan (as amended and restated from time to time).

(c) With or Without Cause/Without Good Reason. If Executive’s employment is terminated with or without Cause by the Company or if Executive terminates Executive’s employment without Good Reason, then the Company shall pay Executive all Accrued Obligations. Any vested stock options shall be exercisable in accordance with the provisions of the applicable agreement or award. In addition:

(i) if the Company makes the election described in Section 5(f), then the Company shall pay to Executive an amount equal to the Executive’s annual Base Salary at the rate in effect at the time the Notice of Termination is given, payable in monthly installments for a period of twelve (12) months commencing with the month following the Date of Termination,

(ii) Executive and Executive’s eligible dependents shall receive continuation of medical benefits upon the same terms as exist immediately prior to the termination of employment (or, if such benefits are not available, the value thereof in cash) for the twelve (12) month period immediately following the Date of Termination, and at the end of such period, a COBRA qualifying event shall be deemed to occur; provided that, the amount of any monthly payments pursuant to Section 5(c)(i) above shall be reduced by the employee’s portion of the cost of such benefits, which Executive would be required to pay if he were actually employed during such period, and

(iii) If Executive’s employment is terminated by the Company with Cause or by Executive without Good Reason, all unvested stock options and all unvested restricted shares shall be forfeited. If Executive’s employment is terminated by the Company without Cause, all unvested stock options and all unvested restricted shares shall be fully vested and exercisable in accordance with the terms of the applicable agreement and the Company’s Stock Incentive Plan (as amended and restated from time to time); provided, however, that, if any such unvested equity award is subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption from Section 162(m) of the Code, then Executive will become vested in such award only if, when and to the extent such award would have become vested in accordance with its terms if Executive’s employment had continued; and provided further that, if the award is subject to periodic vesting based upon performance conditions established for each vesting period, then the annual performance conditions applicable to any such award following the termination of Executive’s employment shall be the same as the last periodic performance goal established with respect to such award prior to the termination of Executive’s employment or, if more favorable to Executive, the periodic performance conditions established for performance-based vesting of equity awards granted to other senior executives who are then still employed by the Company.

(d) For Good Reason. If Executive terminates his employment for Good Reason, then:

(i) The Company shall pay to Executive the following amounts:

(A) Executive’s Accrued Obligations not theretofore paid; and

(B) an amount equal to the Executive’s annual Base Salary at the rate in effect at the time the Notice of Termination is given (disregarding any reduction constituting Good Reason) payable in monthly installments for a period of twelve (12) months commencing with the month following the Date of Termination.

(ii) Executive and his eligible dependents shall receive continuation of medical benefits upon the same terms as exist immediately prior to the termination of employment (or, if such benefits are not available, the value thereof in cash) for the twelve (12) month period immediately following the Date of Termination, and at the end of such period, a COBRA qualifying event shall be deemed to occur; provided that the amount of any monthly payments pursuant to Section 5(d)(i)(B) above shall be reduced by the employee’s portion of the cost of such benefits, which Executive would be required to pay if he were actually employed during such period;

(iii) all unvested stock options and all unvested restricted shares shall be fully vested and exercisable in accordance with the terms of the applicable agreement and the Company’s Stock Incentive Plan (as amended and restated from time to time), subject, however, to the provisos in Section 5(c)(iii) above (relating to the continuing applicability of performance-based vesting conditions following termination of employment); and

(iv) Executive and Executive’s eligible dependents shall be entitled to receive those benefits payable to them under the provisions of any applicable plan or program described in Section 3.

(e) Section 409A Protective Provision. Executive and the Company agree that if Executive is determined to be a “specified employee” as such term is defined in Section 409A of the Code upon termination of his employment, certain payments to Executive under this Section 5 may be required to be postponed to comply with Section 409A. Executive and the Company agree that, in such event, any such postponed payments will be paid to Executive on the first day of the calendar month following the end of the required postponement period.

(f) Compliance with Non-Compete Covenants. The parties intend that all of the restrictive covenants set forth in Section 10 shall apply in the event that (i) the Executive terminates his employment with Good Reason, or (ii) the Executive terminates his employment within the ninety-day period immediately following the date that is three (3) months following a Change of Control. However, if the Company terminates Executive’s employment with or without Cause or the Executive terminates his employment without Good Reason under Section 5(c) hereof, the Company shall have an option, exercisable no later than sixty (60) days following termination, whether the Executive shall be required to comply with the restrictive covenants set forth in Section I D(d) hereof (the “Non-Compete Covenants”). The Company shall notify Executive in writing no later than the expiration of the sixty-day period whether it elects to enforce the Non-Compete Covenants. If the Non-Compete Covenants apply, Executive acknowledges and agrees that Executive’s right to receive severance benefits under Sections 5(c) or (d) of this Agreement shall be contingent upon Executive’s compliance with the Non-Compete Covenants. If Executive fails to comply with the Non-Compete Covenants, then Executive shall not be entitled to any such severance benefits. If the Company does not elect to enforce the Non-Compete Covenants, the Executive shall not be entitled to such severance benefits under Sections 5(c) or (d).

6. Non-exclusivity of Rights. Except as set forth in Section 5, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option, restricted shares or other agreement with the Company or any of its affiliated companies. Except as otherwise provided herein, amounts and benefits which are vested benefits or which Executive is otherwise entitled to receive under any plan, program, agreement or arrangement of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

7. No Set-Off; No Mitigation. Except as provided herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

8. Arbitration of Disputes. Except as set forth in Section 11, any controversy or claim arising out of or related to (A) this Agreement, (B) the breach thereof or (C) Executive’s employment with the Company or the termination of such employment shall be settled by arbitration in Dallas, Texas before a single arbitrator administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes, effective as of January 1, 2004 (the “Employment Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, Rule R-34 of the AAA’s Commercial Arbitration Rules amended and restated as of July 1, 2003 (instead of Rule 32 of the Employment Rules) shall apply to interim measures. References herein to any arbitration rule(s) shall be construed as referring to such rule(s) as amended or renumbered from time to time to any successor rules. References to the AAA include any successor organization.

9. Entire Agreement. Executive acknowledges and agrees that this Agreement is the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof, including the termination of Executive’s employment during the Term and all amounts to which Executive shall be entitled whether during the Term or thereafter and all restrictive covenants to which Executive may be subject.

10. Executive’s Covenants.

(a) Executive’s Acknowledgement. Executive agrees and acknowledges that in order to assure the Company that it will retain its value and that of the Business as a going concern, it is necessary that Executive not utilize special knowledge of the Business and its relationships with customers to compete with the Company. For purposes of this Agreement, “Business” means the provision of investment management, investment advisory, portfolio management, financial analysis, research or similar services relating to the investment of international or domestic equity or debt securities or other activities or services of the type provided by the Company or its affiliates to its clients on a worldwide basis including, without limitation, open-end and closed-end, registered and unregistered, investment companies (“Funds”), and the direct and indirect sale and/or distribution of equity interests in the Funds; and “Competing Activity” or “Competing Activities” means engaging in the Business. Executive further acknowledges that:

(i) the Company is and will be engaged in the Business during the Term and thereafter;

(ii) Executive will occupy a position of trust and confidence with the Company and will become familiar during the Term with the Company’s trade secrets and other proprietary and Confidential Information concerning the Company and the Business;

(iii) the agreements and covenants contained in this Section 10 are essential to protect the Company, its client relationships and the goodwill of the Business and compliance with such agreements and covenants will not impair Executive’s ability to procure subsequent and comparable employment; and

(iv) Executive’s employment with the Company provides special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement.

(b) Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean trade secrets and other proprietary information concerning the products, processes or services of the Company or any of its affiliates, which information

(i) has not been made generally available to the public, and is useful or of value to Company’s current or anticipated business activities or of those of any affiliate or client of Company; or (ii) has been identified to Executive as confidential, either orally or in writing, including, but not limited to: computer programs; research and other statistical data and analyses; marketing, organizational or other research and development, or business plans; personnel information, including the identity of other Executives of the Company, their responsibilities, competence, abilities, and compensation; financial, accounting and similar records of Company, its affiliates and/or any Fund or account managed by the Company or its affiliates (such Funds or accounts referred to herein as “Company Funds”); current and prospective client lists and information on clients and their Executives; client investment objectives, the nature of their investment portfolios and contractual agreements with the Company or its affiliates; information concerning planned or pending investment products, acquisitions or divestitures; and information concerning the marketing and/or sale or distribution of equity interests in the Funds. Confidential Information shall not include information which: (a) is in or hereafter enters the public domain through no fault of Executive; (b) is obtained by Executive from a third party having the legal right to use and disclose the same; or (c) is in the possession of Executive prior to receipt from the Company (as evidenced by Executive’s written records pre-dating the date of employment). All notes, reports, plans, published memoranda or other documents created, developed, generated or held by Executive during employment, concerning or related to the Company’s or its affiliates’ business, and whether containing or relating to Confidential Information or not, and all tangible personal property of the Company or its affiliates entrusted to Executive or in Executive’s direct or indirect possession or control, are the property of the Company, and will be promptly delivered to the Company and not thereafter used by Executive upon termination of Executive’s employment for any reason whatsoever.

(c) Non-Disclosure. Executive agrees that during employment with the Company (including any employment following the Term) and at all times thereafter, Executive shall not reveal to any competitor or other person or entity (other than current employees of the Company) any Confidential Information that Executive obtains while performing services for the Company, except as may be required in Executive’s reasonable judgment to fulfill his duties hereunder.

(d) Non-Compete and Related Covenants. If (i) Executive terminates his employment with Good Reason, or (ii) the Company terminates Executive’s employment with or without Cause, or Executive terminates without Good Reason, and in either case, the Company makes the election set forth in Section S(t), or (iii) the Executive terminates his employment within the ninety-day period immediately following the date that is three (3) months following a Change of Control, then for a period of one year following the Date of Termination (such period the “Post-Termination Non-Compete Period”), Executive shall not engage in, or own or control any interest in, or act as an officer, director or employee of, or consultant, advisor or lender to any firm, corporation, institution, business or entity (each an “Entity”) directly or indirectly engaged in the Business. Further, during the Post-Termination Non-Compete Period, Executive shall not, directly or indirectly, on his behalf or on another’s behalf:

(i) solicit the Company’s or its affiliates’ clients to provide, offer to provide, or provide to any such clients, services or products of the kind generally offered or provided by Company or its affiliates; or

(ii) solicit, induce or encourage any person who is then in the employ of the Company to leave his or her employment, agency or office with Company, or employ or be employed with any such person or persons, for the purpose of providing or offering to provide, services or products of the kind generally offered by Company or its affiliates;

(iii) Executive understands that Company’s name, the name of any Funds and accounts managed by the Company (such proprietary Funds, accounts and any other client account managed by the Company, the “Company Accounts”) and the investment performance of any Company Account are extremely valuable and are the result of the expenditure of substantial time, effort and resources by the Company. Therefore, during the Post-Termination Non Compete Period, Executive agrees that he will not, directly or indirectly, on his behalf or another’s behalf:

(A) refer to the Company, “Westwood,” “Westwood Holdings Group,” “Westwood Funds,” “Westwood Trust,” or any other name used by the Company, any Company Account or the investment performance thereof, or Executive’s prior association with the Company or its affiliates or any Company Account in any public filing or in any advertisement or marketing of any service or product which is a Competing Activity; or

(B) maintain a relationship of the type described herein with any Entity that refers to the Company, any Company Account or the investment performance thereof, or Executive’s prior association with Company or any Company Account in any public filing or in any advertisement or marketing of any service or product that is a Competing Activity.

(iv) Notwithstanding the foregoing, nothing in this paragraph (d) shall prohibit Executive or any other person or Entity from referring to information described in said paragraphs, provided such reference is not made in advertising or marketing in newspapers, magazines, trade journals or other public media, or direct advertising or marketing materials, and such information is limited to the extent that (i) such information is contained in any SEC filings previously made by the Company, or (ii) reference to such information is otherwise required by law. The Company and Executive agree that, based on applicable rules, regulations and court decisions in effect as of the date this Agreement is entered into, information relating to the investment performance of any Company Account is not information reference to which “is otherwise required by law” within the meaning of said clause (ii). In addition, this Section 1O(d) shall not prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding shares of any class of securities of an Entity whose securities are publicly traded, so long as Executive does not have any active participation in the business of such Entity.

(e) Non-Exclusive Remedy for Restrictive Covenants. Executive acknowledges and agrees that the covenants set forth in this Section 10 (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any such Restrictive Covenants, the Company may have no adequate remedy at law. Executive accordingly agrees that, in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages or the posting of a bond. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages. The duration of a Restrictive Covenant shall be extended by such time during which such breach or threatened breach continues without cure by Executive.

11. Indemnification and Insurance.

(a) The Company agrees that Executive shall be indemnified to the extent otherwise provided in agreements between the Company and Executive and pursuant to the Company’s Certificate of Incorporation and Bylaws.

(b) During the Term and thereafter for the duration of any statute of limitations or other period during which a claim might be successfully brought against Executive, Executive shall be covered to the same extent as directors by any directors’ and officers’ liability insurance policy maintained by the Company from time to time.

12. Successors.

(a) This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. It shall not be assignable by the Company or its successors except in connection with the sale or other disposition of all or substantially all the assets or business of the Company. The Company shall require any successor to all or substantially all of the business or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

13. Amendment; Waiver. This Agreement may be amended, modified or changed only by a written instrument executed by Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

14. Miscellaneous.

(a) The provisions of Section 5 (Obligations of the Company upon Termination), Section 7 (No Set-Off; No Mitigation), Section 8 (Arbitration of Disputes), Section 10 (Executive’s Covenants), Section 11 (Indemnification and Insurance), Section 12 (Successors), Section 13 (Amendment; Waiver) and this Section 14(a) shall survive the termination of Executive’s employment with the Company for any reason, or the expiration of the Term of the Agreement pursuant to Section 1, and shall thereafter remain in full force and effect.

(b) In the event of any inconsistency between this Agreement and any other agreement, plan, program, policy or practice (collectively, “Other Provision”) of the Company, the terms of this Agreement shall control unless such Other Provision provides otherwise by a specific reference to this Section 14(b).

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (except Section 11 which shall be governed by the laws of the State of Delaware), without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(d) All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) the following business day after deposit from within the United States with a reputable express courier service (charges prepaid), (ii) three (3) days after mailing by certified or registered mail, return receipt requested and postage prepaid, or (iii) upon receipt in all other cases. Such notices, demands and other communications shall be sent to the addresses indicated below:

If to the Company:

Westwood Holdings Group, Inc.

200 Crescent Court, Suite 1200

Dallas, TX 75201

Attention: Chairman of the Board of Directors

If to Executive:

Address per the Company records

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

(e) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(f) All compensation payable to Executive from the Company shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

(g) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

(h) The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(i) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Executive Employment Agreement as of the date and year first set forth above.

WESTWOOD HOLDINGS GROUP, INC.

By:
Susan M. Byrne
Chairman of the Board of Directors and Chief Investment Officer

EXECUTIVE:

By:
Brian O. Casey
President and Chief Executive Officer

ADDENDUM A

TO EXECUTIVE EMPLOYMENT AGREEMENT

EVENT	NON-COMPETE	SALARY	BENEFITS

Termination with or without Cause	Company elects to enforce non-compete	1 Year	1 year

	Company elects not to enforce non-compete	No	1 year

Resignation with Good Reason	Applies for 1 year	1 year	1 year

Resignation without Good Reason	Company elects to enforce non-compete	1 year	1 year

	Company elects not to enforce non-compete	No	1 year

Termination following a Change of Control	Applies for 1 year	1 year	1 year